Exhibit 24.2

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned hereby appoints each of Laurent Lenoir, Kurt Decat and Edward Yocum to be the undersigned’s true and lawful agent, proxy and attorney-in-fact, with full power of substitution and re-substitution (the “attorneys-in-fact”), to execute any and all registration statements, applications, notices and other documents, and any and all supplements and amendments thereto, and to file the same with the Securities and Exchange Commission, or any other securities law administrator or any stock exchange or market, in accordance with laws, rules and regulations and hereby grants to each of Laurent Lenoir, Kurt Decat and Edward Yocum and each of their substitutes the full power and authority to perform all acts necessary or appropriate in connection therewith.

This Power of Attorney shall not be affected in any manner by reason of the execution, at any time, of other powers of attorney by the undersigned in favor of persons other than the attorneys-in-fact named herein and shall not be affected by the subsequent death, disability or incompetence of the undersigned.

This Power of Attorney shall remain in effect as long as the undersigned is a director of Taminco Acquisition Corporation unless voluntarily revoked. This Power of Attorney may be voluntarily revoked only by written notice to such attorneys-in-fact, delivered by registered mail or certified mail, return receipt requested. All persons dealing with any of the attorneys-in-fact named herein may assume that this Power of Attorney has not been revoked and may be relied upon unless they have actual knowledge of its voluntary revocation.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 20th day of March, 2013.

/s/ James R. Ross
Print Name: James R. Voss